EXHIBIT 10.1

INTELLECTUAL PROPERTY SALES AND PURCHASE AGREEMENT

TABLE OF CONTENTS

                    ARTICLE I                                                DEFINITIONS

                    ARTICLE II                                               CONSIDERATION AND PAYMENT

                    ARTICLE III                                              PATENT APPLICATIONS AND PATENTS

                    ARTICLE IV                                              PUBLICITY AND NONCOMPETE

                    ARTICLE V                       INFRINGEMENT BY OTHERS; PROTECTION OF PATENTS

                    ARICLE VI                                                TERM AND TERMINATION

                    ARTICLE VII                                             ASSIGNMENT AND SALE

                    ARTICLE VIII                                            REPRESENTATION AND WARRANTIES

                    ARTICLE IX                                              RELEASES

                    ARTICLE X                                               MEDIATION AND ARBITRATION

                    ARTICLE XI                                              GENERAL

INTELLECTUAL PROPERTY SALES AND PURCHASE AGREEMENT

This Intellectual Property Sales and Purchase Agreement (hereinafter referred to as the "Purchase Agreement"), by and among PAGIC LP, (“PG”), a company incorporated in the State of Texas, United States and having an office at 401 West Vinton Road, Anthony, Texas, MALCOLM GLEN KERTZ (“KERTZ”) a person and inventor both having an office at 5151 Thornton, El Paso Texas, and WEST PEAK VENTURES of CANADA LTD. (“WPV”), a company federally incorporated in Canada and having its registered office at 789 West Pender Street, Vancouver, BC, Canada, (collectively hereinafter referred to as the "Sellers") and Valcent Products Inc., a company incorporated in Canada and having a place of business at 789 West Pender Street, Vancouver, BC Canada (hereinafter referred to as the “Purchaser”).

RECITALS

WHEREAS, KERTZ is the exclusive owner of certain Verticrop and TOMORROW GARDEN® Technologies and Intellectual Property;

WHEREAS, Purchaser is the exclusive licensee of the TOMORROW GARDEN® Technologies and Intellectual Property within the Territory;

WHEREAS, the Seller and the Purchaser wish to clarify and restructure their current rights and responsibilities resulting from the Master License Agreement to better align with their perceived future endeavors;

WHEREAS, Purchaser desires to own the Verticrop and TOMORROW GARDEN® Technologies and Intellectual Property to more effectively commercialize and exploit the Verticrop and TOMORROW GARDEN® Technologies for all industrial, commercial, and retail applications, all as set forth in this Purchase Agreement;

WHEREAS, Seller desires to grant to the Purchaser such ownership rights, all as set forth in this Purchase Agreement; and

NOW, THEREFORE, in consideration of the promises, mutual covenants and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Each of the following terms shall, whenever found in this Purchase Agreement, be used and understood in accordance with the definition below:

1.1           “Ancillary Products” shall mean any goods or services, including any goods or services sold to repair or sold as replacement parts, relating to Verticrop and TOMORROW GARDEN® Technologies products.

1.2           “Affiliate" shall mean a company, sole proprietorship, partnership, joint venture or corporation in which one of the parties hereto and/or their officers, directors or shareholders, owns or controls, directly or indirectly, at least twenty percent (20%) of the voting stock and/or equity, or a company, sole proprietorship, person, partnership, joint venture, or corporation which owns at least twenty percent (20%) of the voting stock and/or equity of one of the parties hereto.

1.3           "Effective Date" shall mean April 1, 2009 which is the day on which this Purchase Agreement shall begin effect.

1.4           “Escrow” shall mean the custody of designated instruments, information and/or materials by a mutually agreed upon third person entity for delivery to a given party only upon fulfillment of the conditions set forth in Paragraph 2.5.

1.5           “Intellectual Property” shall mean and include all proprietary or other rights throughout the world provided under (i) patent law, including patents and patent applications therefore pending before any relevant authority worldwide, including, without limitation, the Patent Rights, (ii) know-how and trade secret law, including, without limitation, the Know-How, (iii) trademark law, (iv) copyright law, (v) design patent or industrial design law, and (vi) any equivalent right granted under the laws of any jurisdiction in the world which provides protective or other intellectual property rights and relating to the Verticrop and TOMORROW GARDEN® Technologies.

1.6           “IP” shall mean Intellectual Property, Improvements, research and development data, test data, and engineering data which are related to the Verticrop and TOMORROW GARDEN® Technologies.

1.7           “IP Purchase Price” shall mean the aggregate of the $2.0 million cash portion referenced in Section 2.4 plus the 3% equity interest referenced in Section 2.7.

1.8           "Know-How" shall mean all of the technical know-how, trade secrets, technical information, and knowledge, directly or indirectly, relating to the Verticrop and TOMORROW GARDEN®  Technologies and/or the manufacture and use thereof, including, without limitation, configurations, formulas, engineering, materials, scientific and practical information, whether patentable or unpatentable, and all physical manifestations or embodiments including without limitation all data specifications, prototypes, drawings, schematics, notes, records and other writings; all such Know-How to be used or practiced or capable of being used or practiced in the manufacture and use of the Verticrop and TOMORROW GARDEN®  Technologies.

1.8           “Master License Agreement” shall mean that certain Master License Agreement, which Seller and Purchaser agree has an effective date of July 31, 2005.

1.9           “Net Sales” of Verticrop and TOMORROW GARDEN®  Technologies products and Ancillary Products for any given period shall mean monies actually received by Purchaser during the said period in consideration for Verticrop and TOMORROW GARDEN®  Technologies products and Ancillary Products, adjusted for exchanges and returns of Verticrop and TOMORROW GARDEN®  Technologies products and Ancillary Products sold or delivered during a previous period.  Net Sales shall not include any charges for freight, packing, or insurance if such charges are identified and billed separately and in addition to the list price for the Verticrop and TOMORROW GARDEN®  Technologies products and Ancillary Products; nor shall Net Sales include charges or tax or duty on sales or delivery of Verticrop and TOMORROW GARDEN®  Technologies products and Ancillary Products.

1.10           "Patent Rights" shall mean and include patents and patent applications, including the existing patents and patent applications and any patent applications to be filed as set forth on Exhibit "B", attached hereto and made a part hereof, relating to the Verticrop and TOMORROW GARDEN® Technologies and/or any divisions, continuations or reissues thereof, all foreign patent applications corresponding thereto, and all United States and foreign patents issued upon any such applications.

1.11           "Territory" shall mean the entire world and each and every country, sovereign nation, and all jurisdictions therein.

1.12           “Verticrop and TOMORROW GARDEN®  Technologies” shall mean any technologies for industrial, commercial and retail applications, as more fully described on Exhibit “A”.

ARTICLE II

CONSIDERATION AND PAYMENT

2.1           In consideration of the rights granted herein, Purchaser hereby agrees to pay the IP Purchase Price.  The cash portion of the IP purchase price shall be made as follows: an initial cash payment of U.S. $65,000 (the “Initial Payment”) to KERTZ, of which $16,250, has been paid on signing of the Letter of Intent dated March 30, 2009, $12,000 has been paid on May 15, 2009 and the balance of the Initial Payment payable on the earlier of May 31, 2009 or pro-rata based on U.S. $1.5 Million Dollars in new funds being raised (by debt or equity) by the Purchaser.  Seller and Purchaser agree that the Initial Payment shall be applied toward payment of the IP Purchase Price.  Moreover, Purchaser shall pay reasonable pre-approved costs to the Seller in regard to legal fees incurred with respect to preparation of this Purchase Agreement.  Additionally, Seller and Purchaser agree that the royalties and payments as described in this Article II shall replace any further payments due under the Master License Agreement, and any portions of the Master License Agreement relating to the Intellectual Property shall be void and of no further effect.

2.2           In further consideration of the rights granted herein, Purchaser shall have exclusive unconditional use in the Territory of the IP for research and development and commercialization upon the signing of this Purchase Agreement.   Within ten (10) business days after execution of this Purchase Agreement, or some later mutually agreeable time, Seller shall supply to Purchaser, at a mutually agreeable location, without expense to Purchaser, all Know-How, including materials and written information related to the Verticrop and TOMORROW GARDEN® Technologies not previously delivered, if any.

2.3           In still further consideration of the rights granted herein, KERTZ will make reasonable best efforts to provide scientific-related support to Purchaser in the technology transfer of the IP pursuant to Paragraph 2.2 as may be reasonably requested at no additional cost to Purchaser.   Thereafter, KERTZ will make reasonable efforts to make himself available to Purchaser to support further development of the now-existing IP on normal industry terms to be mutually agreed.

2.4           The Seller and Purchaser agree that the cash portion of the IP Purchase Price is U.S. $2.0 Million Dollars.  The entirety of the IP Purchase Price has been negotiated without regard to the patentability of the Patent Rights.

2.5           In further consideration of the rights granted herein, KERTZ shall:
a)  execute a conditional assignment to Purchaser of the IP per the Escrow Agreement in the form and substance as attached hereto as Exhibit “D”, and
b) terminate his rights under the Master License Agreement with respect to the Verticrop and TOMORROW GARDEN® technology and corresponding Ancillary Products.
The release of the IP from Escrow to the Purchaser is expressly conditioned upon Purchaser making the payment in full of the cash portion of the IP Purchase Price to Seller (the “Express Condition”).   The conditional assignment shall be held in Escrow to be released either to Purchaser if the Express Condition occurs within the ten years following the Effective Date of this Purchase Agreement or to KERTZ if the Express Condition does not occur within that timeframe.

2.6           Upon the Express Condition being met pursuant to Paragraph 2.5 above, and Purchaser taking full ownership and title to the IP as set forth in the conditional assignment, Seller shall receive the equity portion of the IP Purchase Price, being a 3.0% equity interest in Purchaser, and KERTZ agrees to perform all acts and to execute, acknowledge and deliver all instruments or writings reasonably requested and necessary for Purchaser to perfect title to the Intellectual Property upon such release from Escrow.

2.7           Excepting the Initial Payment, the remaining cash portion of the IP Purchase Price (Paragraph 2.4) shall be payable from the 3% of the Purchaser’s Net Sales, excluding capital equipment sales (the “Calculated IP Payment”), provided however that the Purchaser shall make a minimum Calculated IP Payment to the Seller of $12,000 per month.  Such monthly Calculated IP Payments shall be cumulative and shall be applied toward payment of the IP Purchase Price.

2.8           Payment of the cash portion of the IP Purchase Price or any Calculated IP Payment shall be in U.S. Dollars by certified check or wire transfer to bank accounts of KERTZ or PAGIC as specified by KERTZ.

2.9           The Purchaser may at any time, before the expiration of the ten years following the Effective Date of this Purchase Agreement, elect to pay off the remaining balance of the IP Purchase Price.

2.10           The Purchaser shall provide PAGIC and KERTZ with annual audited reports on net sales and cost of sales and units sold as related to the use of the IP.

2.11           Purchaser defaults in paying the Calculated IP Payment shall be handled as follows:

a)  If the Purchaser defaults in paying the Calculated IP Payment for a period equal to three months then the conditional assignment in Escrow shall be in default.  Purchaser shall have a period of one month (the “First Notice Period”), after receiving notice of said default, to pay
                 1) the three months’ of Calculated IP Payments
                2) the Calculated IP Payment due for the month which corresponds to the First Notice Period, and
                 3) an additional $12,000
to cure the default (the total of which comprises “First Cure Payment”).  Purchaser agrees that the failure to pay the First Cure Payment within the First Notice Period is a substantial breach of this Purchase Agreement.  All of the amounts paid to cure the default shall be applied to the IP Purchase Price.

b)  Provided that the Purchaser cures a default during the First Notice Period and the Purchaser defaults in paying the Calculated IP Payment for a period equal to two months then the conditional assignment in Escrow shall be in default.  Purchaser shall have a period of one month (the “Second Notice Period”), after receiving notice of said default, to pay
1) the two months’ of Calculated IP Payments,
2) the Calculated IP Payment due for the month which corresponds to the Second Notice Period, and
3) an additional $12,000
to cure the default (the total of which comprises “Second Cure Payment”). Purchaser agrees that the failure to pay the Second Cure Payment within the Second Notice Period is a substantial breach of this Purchase Agreement.  All of the amounts paid to cure the default shall be applied to the IP Purchase Price.

           c)  Provided that the Purchaser cures a default during the Second Notice Period and the Purchaser defaults in paying the Calculated IP Payment for a period equal to one month any time thereafter then the conditional assignment in Escrow shall be in default.  Purchaser shall have a period of one month (the “Notice Period), after receiving notice of said default, to pay
          1) the one months’ Calculated IP Payment,
                             2) the Calculated IP Payment due for the month which corresponds to the Third Notice Period, and
                            3) an additional $12,000
to cure the default (the total of which comprises “Third Cure Payment”). Purchaser agrees that the failure to pay the Third Cure Payment within the Third Notice Period is a substantial breach of this Purchase Agreement.  All of the amounts paid to cure the default shall be applied to the IP Purchase Price.

                 d)  If the default is not cured within the First Notice Period, Second Notice Period or Notice Period then everything in Escrow shall be returned to KERTZ, and the Purchaser shall have no further rights with respect to the IP.  For the avoidance of doubt, upon the return of everything in Escrow to KERTZ, Purchaser shall have no further rights under the IP, including but not limited to, any license or right to make, use, sell, offer for sale, commercialize, license, or sublicense anywhere in the Territory.

2.12           Seller and Purchaser agree that Purchaser’s signature to, benefits received and to be received, and obligations under this Purchase Agreement are expressly subject to consent and approval of the Board of Directors of Purchaser by May 26.  Seller and Purchaser agree that KERTZ keeps all funds paid to date in the event Purchaser’s Board of Directors fails to approve this Agreement.

ARTICLE III

PATENT APPLICATIONS AND PATENTS

3.1           Seller and Purchaser agree that they will continue to procure Patent Rights on the Verticrop and TOMORROW GARDEN® Technologies and Improvements. Provided Purchaser keeps Seller promptly advised of all communications and activities with respect thereto, and Seller retains the right to select counsel for prosecution of the Patent Rights, Purchaser shall have the sole right to prosecute, control, and pursue such Patent Rights under the patent laws of the United States and foreign countries while the conditional assignment of the IP remains in Escrow pursuant to Paragraph 2.5 above, and will retain such right after the conditional assignment of the IP is released from Escrow to the Purchaser, pursuant to the terms of Paragraph 2.5.  Seller hereby selects the law firm of Conley Rose, P.C. as counsel to prosecute and continue to prosecute the Patent Rights.  Seller and Purchaser expressly agree that the counsel for prosecution of the Patent Rights may be changed in the future only by mutual written consent.  Should Conley Rose, P.C. resign as counsel for prosecution of the Patent Rights for any reason, and Seller and Purchaser cannot thereafter mutually agree on new counsel for prosecution of the Patent Rights, then the Seller and Purchaser agree the choice for new counsel for prosecution of the Patent Rights shall be submitted for mediation and arbitration as described in Article X below.  Seller shall have the sole right to prosecute, control and pursue such Patent Rights under the patent laws of the United States and foreign countries after the conditional assignment of the IP is released from Escrow back to the Seller, pursuant to the terms of Paragraph 2.5.  Purchaser agrees to prosecute, with good faith and due diligence, all pending and future patent applications while the conditional assignment of the IP is in Escrow.  All fees, costs and expenses, including annuity or maintenance fees, shall be borne by Purchaser and the failure of Purchaser to pay such fees, costs and expenses shall constitute a substantial breach of this Purchase Agreement. Seller and Purchaser agree to cooperate to whatever extent is necessary to procure such patent protection.

3.2           In the event, while the conditional assignment of the IP is in Escrow, Purchaser decides to abandon any pending United States or foreign patent application, Purchaser shall give Seller thirty (30) days prior written notice of such decision and shall allow Seller to prosecute, control and pursue such pending United States or foreign patent application and to pay such fee.  In the event the conditional assignment of the IP is released from Escrow to the Seller, and Seller subsequently decides to abandon any pending United States or foreign patent application or to not pay any annuity or maintenance fee required by any country, Seller shall give Purchaser thirty (30) days prior written notice of such decision and shall allow Purchaser to prosecute, control and pursue such pending United States or foreign patent application and to pay such fee.  Either party's decision shall have no effect on the payments due under this Purchase Agreement.

3.3           While the conditional assignment of the IP is in Escrow, Purchaser also agrees to keep Seller fully informed, at Purchaser’s expense, of the prosecution of all U.S. and foreign patent applications including submitting to the Seller copies of all official actions and responses thereto.

3.4           Seller shall have the right to conduct an audit of the IP while the conditional assignment of the IP is in Escrow to ensure that the Patent Rights are in good standing.  In the event that Seller determines that the Patent Rights are not in good standing, and the Seller was not given notice as set forth in Paragraph 3.2, then Seller shall have the right to place such Patent Rights in good standing and if necessary, to seek relief through binding mediation and arbitration pursuant to Article X if the failure to maintain the Patent Rights in good standing may cause or has caused the Seller damages.

3.5           Seller and Purchaser agree to comply with any marking requirements of the other party to insure compliance with 35 U.S.C. §287, and agree to insure compliance by the sublicensees, if any.

ARTICLE IV

PUBLICITY AND NONCOMPETE

4.1           PAGIC, KERTZ and WPV separately and individually agree that all future media communications with which he/it is directly or indirectly involved, whether written, oral and/or visual involving the IP or the business activities of Purchaser will require prior written approval by the Purchaser.

4.2           Seller agrees not to compete in any way against the Purchaser, including providing consultancy or assistance to other companies, in regard to the Verticrop and TOMORROW GARDEN® Technologies business of Purchaser from the date of this Agreement and either:
a) continuing for a period extending five (5) years from the date the conditional assignment of the IP is transferred to the Purchaser from Escrow; or
b) terminating upon the date the conditional assignment of the IP is returned to KERTZ from Escrow.

Purchaser agrees that any future support of Purchaser by KERTZ for further development of the now-existing IP (pursuant to Paragraph 2.3) is not a violation of this noncompete.

ARTICLE V

INFRINGEMENT BY OTHERS; PROTECTION OF PATENTS

5.1           Seller and Purchaser shall each promptly inform the other of any suspected infringement of any Intellectual Property by a third party.  KERTZ and Purchaser each shall have the right to institute an action for infringement of the Patent Rights against such third party in accordance with the following procedure:

        a)           KERTZ shall have the right to institute suit in his name after the conditional assignment of the IP is released from Escrow back to him pursuant to Paragraph 2.5.  KERTZ shall bear the entire cost thereof, including attorneys’ fees, and shall be entitled to retain the entire amount of the recoveries, if any, whether by judgment, award, decree or settlement.  KERTZ shall exercise control over such actions.  If the cause of action for the suit involves activity occurring before the time the IP is released from Escrow back to KERTZ, Purchaser may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be borne by Purchaser.

        b)           Purchaser shall have the right to institute suit in its name after the conditional assignment of the IP is released from Escrow to it pursuant to Paragraph 2.5.  Purchaser shall bear the entire cost thereof, including attorneys' fees, and shall be entitled to retain the entire amount of the recoveries, if any, whether by judgment, award, decree or settlement.  Purchaser shall exercise control over such actions; provided, however, that KERTZ may, if he so desires, be represented by counsel of his own selection, the fees for which counsel shall be borne by Purchaser.

        c)           While the conditional assignment of the IP is in Escrow and in the event that KERTZ and Purchaser agree to institute suit, the suit shall be brought in both their names, the cost thereof, including attorneys' fees, shall be borne by mutual agreement and in the event the parties cannot reach mutual agreement, then the cost thereof shall be borne equally.  The recoveries, if any, whether by judgment, award, decree or settlement, shall be shared in proportion to the costs borne by each party. KERTZ’s share of the costs of such suit shall be deducted, at his option, from one or more of the Calculated IP Payment(s) payable to KERTZ pursuant to Article II. Purchaser shall exercise control over such actions; provided, however, that KERTZ may, if it so desires, be represented by counsel of his own selection.

        d)           While the IP is in Escrow, in the absence of agreement to institute a suit jointly and if Purchaser determines not to institute a suit, KERTZ may institute suit. KERTZ shall bear the cost of such litigation, including attorneys' fees, and shall be entitled to all recoveries, if any, whether by way of judgment, award, decree or settlement; provided, however, in the event KERTZ does not recover his costs of such litigation from all recoveries of the suit, Purchaser agrees to pay KERTZ the difference between KERTZ’s costs of such litigation and the costs of such litigation recovered by way of judgment, award, decree or settlement in the suit.

5.2           Should either party commence a suit under the provisions of Paragraph 5.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit; provided, however, that the sharing of expenses and recovery in such suit shall be agreed upon between the parties.

ARTICLE VI

TERM AND TERMINATION

6.1           This Purchase Agreement shall continue in full force and effect for ten years following the Effective Date of this Purchase Agreement, unless earlier terminated as provided in this Article VI.  If the matter is submitted to binding mediation and arbitration pursuant to Article X, then this Purchase Agreement shall not be terminated while the arbitration is pending and before the arbitrator's final decision has been rendered.

6.2           In the event Seller or Purchaser commits a substantial breach of any of the provisions of this Purchase Agreement, written notice of the substantial breach shall be provided to the breaching party.  Except for a substantial breach of Paragraph 2.11 regarding defaults by the Purchaser in paying the Calculated IP Payment, which breach is specially addressed in Paragraph 6.3 below, if such breach of any other provision of this Purchase Agreement is capable of being remedied or made good, the breaching party shall have ninety (90) days (unless otherwise specifically set forth in this Purchase Agreement) to remedy or make good such breach or to submit the matter to binding mediation and arbitration pursuant to Article X.  If such breach is remedied within such time period, this Purchase Agreement shall continue in full force and effect.  If such breach is not remedied within such time period, the non-breaching party may terminate this Purchase Agreement upon a further ten (10) days written notice.  Except for any failure to cure a default of Paragraph 2.11, any dispute as to whether a material breach has occurred, or whether it has subsequently been cured, shall be referred to arbitration pursuant to Article X.  If the matter is submitted to binding mediation and arbitration pursuant to Article X, then this Purchase Agreement shall not be terminated while the arbitration is pending and pending the arbitrator's final decision.

6.3           In the event Purchaser fails to timely cure any of the defaults set forth in Paragraph 2.11 of this Purchase Agreement, such failure is a substantial breach of this Purchase Agreement, is not subject to binding mediation and arbitration pursuant to Article X, shall result in immediate termination of this Agreement, and everything in Escrow shall be promptly returned to KERTZ, and the Purchaser shall have no further rights with respect to the IP.  For the avoidance of doubt, upon the return of everything in Escrow to KERTZ, Purchaser shall have no further rights under the IP, including but not limited to, any license or right to make, use, sell, offer for sale, commercialize, license, or sublicense anywhere in the Territory.

6.4           This Purchase Agreement shall automatically terminate if Purchaser shall become bankrupt, or if a receiver shall be appointed for all of the property or assets of Purchaser, or if Purchaser shall make a general assignment of its obligations with its creditors, or if Purchaser files for bankruptcy protection.

ARTICLE VII

ASSIGNMENT AND SALE

7.1           Excepting as provided in Paragraph 7.2 below, upon written notice to Purchaser, KERTZ and PAGIC shall each have the right to sell, transfer or assign his/its interest in this Purchase Agreement, upon written notice to Purchaser, without the prior written consent of Purchaser.

7.2           The other party’s prior written consent shall be required in the event a party to this Purchase Agreement desires to offer to sell or assign all or any part of its rights, privileges and interests in this Purchase Agreement or to the Intellectual Property to a current competitor or existing customer.
a)  In the event Purchaser desires to sell or assign to an Entity, other than KERTZ or PAGIC or their Affiliates, or to a current competitor or existing customer, all or any part of its rights, privileges and interests in this Purchase Agreement or to the Intellectual Property, Purchaser shall first offer ("Right of First Offer") such assignment to Seller by notifying Seller in writing of the terms and conditions upon which Purchaser would be willing to make such an assignment; and Seller shall have the right to acquire said rights, privileges and interests of Purchaser by accepting the offer in accordance with said terms and conditions or equivalent cash.  If within fifteen (15) days after receipt of Purchaser's notice, Seller advises Purchaser of its acceptance of the offer as stated in the notice, Purchaser agrees to promptly make the assignment to Seller on the stated terms and conditions and shall have an additional thirty (30) business days, if the assignment price is less than $1 Million Dollars and sixty (60) days if the assignment price is over $1 Million Dollars, to pay for the same with delivery against payment.

        b)  In the event KERTZ desires to sell or assign to an Entity other than Purchaser, all or any part of his rights, privileges and interests in this Purchase Agreement, KERTZ shall first offer ("Right of First Offer") such assignment to Purchaser by notifying Purchaser in writing of the terms and conditions upon which KERTZ would be willing to make such an assignment; and Purchaser shall have the right to acquire said rights, privileges and interests of KERTZ by accepting the offer in accordance with said terms and conditions or equivalent cash.  If within fifteen (15) days after receipt of KERTZ's notice, Purchaser advises KERTZ of its acceptance of the offer as stated in the notice, KERTZ agrees to make the assignment to Purchaser, which assignment will be effective only upon his receipt of full payment of the Right of First Offer price.  Purchaser shall have an additional thirty (30) business days, if the assignment price is less than $1 Million Dollars and sixty (60) days if the assignment price is over $1 Million Dollars, to make the Right of First Offer payment.

7.3           If within fifteen (15) days after receipt of Purchaser's notice, Seller does not indicate its acceptance of the offer as stated in the notice, Purchaser shall thereafter have the right to make the assignment or sale to another person, firm or corporation on the same terms and conditions as stated in the notice. Should the Seller not exercise its Right of First Offer and should the terms and conditions thereof be altered in any way that results in less desirable terms than those set forth in the Purchaser’s notice, this Right of First Offer shall be reinstated in any subsequent proposed assignment, or the altered terms and conditions for the current transaction, must again be offered by Purchaser in accordance with the terms of Paragraph 7.2.

7.4           Immediately prior to Purchaser going into bankruptcy, Seller shall have a Right of First Offer on any of Purchaser's assets at fair market value.

7.5           It is hereby agreed that prior to sale by a party to this Purchase Agreement to a third party contemplated pursuant to Paragraphs 7.2 and 7.3 above, the third party purchaser shall agree in writing to be fully bound by the terms of this Purchase Agreement and to assume all of the respective party’s obligations hereunder.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1           PAGIC hereby represents and warrants to Purchaser that PAGIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, USA.  WPV hereby represents and warrants to Purchaser that WPV is a corporation duly organized, validly existing and in good standing under the laws of Canada.

8.2          Each of PAGIC, KERTZ and WPV separately and independently represents and warrants that it has not heretofore made any license, commitment or agreement, or will make any license, commitment or agreement for the term of this Purchase Agreement which is inconsistent with this Purchase Agreement and the rights granted herein, and that it has full and complete power and authority to enter into and carry out its obligations under this Purchase Agreement and under any agreements and documents which may be executed in connection herewith. PAGIC agrees to indemnify and hold Purchaser harmless of any liabilities, costs and expenses (including attorneys' fees and expenses), obligations and causes of action solely arising out of or relating to any breach of its representations and warranties made by PAGIC herein.  KERTZ agrees to indemnify and hold Purchaser harmless of any liabilities, costs and expenses (including attorneys' fees and expenses), obligations and causes of action solely arising out of or relating to any breach of its representations and warranties made by KERTZ herein. WPV agrees to indemnify and hold Purchaser harmless of any liabilities, costs and expenses (including attorneys' fees and expenses), obligations and causes of action solely arising out of or relating to any breach of its representations and warranties made by WPV herein.

8.3           Seller does not represent and warrant to Purchaser that patents will issue or be granted on any of the Patent Rights; or that any of the marks associated with the Verticrop and TOMORROW GARDENS® Technologies are registrable as a trademark; or that any of the Know-How is copyrightable. Further Seller does not represent and warrant to Purchaser that any of the Intellectual Property has commercial value.

8.4           Purchaser hereby represents and warrants to Seller that Purchaser is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada.  Purchaser further represents and warrants that it has not heretofore made any license, commitment or agreement, or will Licensee make any license, commitment or agreement for the term of this Purchase Agreement which is inconsistent with this Purchase Agreement and the rights granted herein, and that it has full and complete power and authority to enter into and carry out its obligations under this Purchase Agreement and under any agreements and documents which may be executed in connection herewith.  Purchaser agrees to indemnify and hold Seller harmless of any liabilities, costs and expenses (including attorneys' fees and expenses), obligations and causes of action arising out of or relating to any breach of the representations and warranties made by Purchaser herein.

ARTICLE IX

RELEASES

9.1           The Purchaser and Seller shall execute mutual releases for:

             a) all past acts and future claims related to the Master License Agreement;

b) all past acts and future claims against KERTZ as an individual, which acts are related to any aspect of his consulting and/or employment with Purchaser, including as an employee, officer and/or director of Purchaser; and

c) all past acts and future claims against Perry A. Martin as an individual, which acts are related to any aspect his consulting and/or employment with Purchaser, including as an employee, officer and/or director of Purchaser.
These releases will include all parties to those agreements, and shall be of the form and content as the Release attached to this Purchase Agreement as Exhibit “C”.

9.2           Pursuant to the Master License Agreement, WPV shared certain royalty rights with PAGIC and to date WPV has not received any consideration.  It is hereby acknowledged and agreed WPV has forfeited any past or future royalty rights relating to the IP that it may have had.

ARTICLE X

MEDIATION AND ARBITRATION AGREEMENT

10.1     If a dispute arises between the parties regarding this Agreement, the parties agree to resolve the dispute in the following manner:

                 a)           Negotiation

1) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the parties who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party will submit to the other a written response. The notice and the response will include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party's notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

                        2) All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

     b)         Non-binding Mediation

If the dispute has not been resolved by negotiation within 60 days of the disputing party's notice, or if the parties failed to meet within 45 days, the parties will endeavor to settle the dispute by mediation under the presently effective Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Distinguished Neutrals with the assistance of CPR.

     c)         Arbitration

Any controversy or claim arising out of or relating to this Purchase Agreement, or the enforcement, breach, termination or validity thereof, that has not been resolved by mediation pursuant to the preceding paragraph within 90 days from the appointment of a neutral third party will be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes in effect on the date of this Purchase Agreement, by a sole arbitrator. If the parties cannot agree upon an arbitrator for a panel recommended by CPR, then CPR will select the arbitrator. Any other choice of law clause to the contrary in this Purchase Agreement notwithstanding, the arbitration will be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration will be Houston, Texas. Insofar as the proceeding relates to patents, it will also be governed by 35 U.S.C. 294, to the extent applicable. The arbitrator is not empowered to award trebled, punitive or any other damages in excess of compensatory damages, and each party irrevocably waives any claim to recover any such damages. The arbitrator will make a reasoned award. If the result achieved in arbitration by the party instituting the arbitration is not more favorable to that party than the last offer made by the other party during the mediation, the former party will reimburse the legal fees, expert fees and other expenses reasonably incurred by the latter in the arbitration.

ARTICLE XI
GENERAL

11.1            Binding Agreement. This Purchase Agreement shall be binding upon the successors and assigns of the parties hereto.  Nothing contained in this Purchase Agreement shall be construed to place the parties in the relationship of legal representatives, partners, or joint venturers.

11.2            Applicable Law. This Purchase Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Texas.

11.3            Notices. All notices, demands or other writings in this Purchase Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be deemed to have been fully given or made or sent when made in writing and deposited in the United States mail, first class, postage prepaid, sent certified or registered mail, and addressed to the addresses first hereinabove given or at such other address as either party hereto may specify by notice given in accordance with this paragraph.

11.4            Waiver. Each party covenants and agrees that if the other party fails or neglects for any reason to take advantage of any of the terms hereof providing for the termination of this Purchase Agreement, or if, having the right to declare this Purchase Agreement terminated, such other party shall fail to do, any such failure or neglect shall not be or be deemed or be construed to be a waiver of any subsequently occurring cause for the termination of this Purchase Agreement, or as a waiver of any of the terms, covenants or conditions of this Purchase Agreement or the performance thereof. None of the terms, covenants or conditions of this Purchase Agreement can be waived except by the written consent of the waiving party.  Except as otherwise stated herein, each of the parties hereby waives any claims which it might have against the other prior to the date of execution of this Purchase Agreement.

11.5            Force Majeure. Neither party hereto shall be liable to the other party for failure or delay in the performance of any duties or obligations hereunder due to strikes, lockouts, acts of God, acts of war, fire, flood, explosions, embargo, litigation or labor disputes, Government or any other laws and regulations, or any other cause beyond the control or without the fault of such party.

11.6            Scope of Agreement. This Purchase Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

11.7            Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Purchase Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Purchase Agreement or any amendments or exhibits hereto.

11.8            Headings. The subject headings of the paragraphs of this Purchase Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any of its provisions.

11.9            Counterparts. This Purchase Agreement may be executed in one or more counterparts, and also executed shall constitute one agreement, binding on both parties hereto, notwithstanding that both parties are not signatory to the same counterpart.

11.10          Severability. If any part or parts of this Purchase Agreement are found to be illegal or unenforceable, the remainder shall be considered severable, shall remain in full force and effect, and shall be enforceable.

11.11          Further Documents. Each of the parties shall take all necessary actions, including the execution and delivery of all necessary documents or instruments, as may be reasonably requested by the other party in order to effectuate the intent of this Purchase Agreement.

11.12          Entire Agreement. This Purchase Agreement, including any exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Purchase Agreement and supersedes all previous communications, representations, understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof.  For the avoidance of doubt, the

Letter of Agreement dated March 30, 2009 is terminated and of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement in duplicate originals, individually, or by their duly authorized officers or representatives, as of the date of the last party to execute this Purchase Agreement.

Valcent Products, Inc.                                                    Malcolm Glen Kertz

Signed: s// "F.George Orr"                                          Signed:s//"M Glen Kertz"__

Name:  F.George Orr                                                     Name: Malcolm Glen Kertz

Title: Director                                                                 Title: Individual

Date:_______________                                               Date:__________________

Pagic LP                                                                      West Peak Ventures of Canada

Signed: s//"Perry Martin"                                    Signed:s// "Timothy Brock"
Name:  Perry Matin                                          Name:Timothy B Brock

Title:Partner                                         Title:President

Date:_________________                                          Date:_________________

EXHIBIT “A”

DESCRIPTION OF THE VERTICROP AND
TOMORROW GARDEN® TECHNOLOGY

The “Verticrop and TOMORROW GARDEN® Technology” shall mean technologies directed toward high density vegetable growing systems and plant tissue culture/micro propagation systems as described below.

Verticrop Technology:  Relates to High Density Vegetable Growing System(s) (HDVGS) for the production of all plants and plant crops, such production undertaken in a vertical plane and all watering, nutrient feeding, together with all the relevant manual and/or computerized controls employed in the system.

TOMORROW GARDEN® Technology:   Relates to plant tissue culture/micro-propagation systems used in the production of plant growing kits/systems marketed under the TOMORROW GARDEN trademark, and all nutrients, nutrient preparation systems, gas permeable bags in which the plants are kept and all packaging and packaging designs related to the TOMORROW GARDEN® kits.  PTC or ‘micro-propagation’ is a laboratory process that allows for the rapid production of mass quantities of genetically identical plants. This process removes the randomness of genetics by using the plant’s own cells that already exhibit the identified desirable traits.

EXHIBIT “B”
PATENTS AND APPLICATIONS

File No.:                      2405-00102
Country:                      United States
Serial No.:                                08/474,872
File Date:                      June 7, 1995
For:                      Plant Growing Room
Pat. No.:                      5,664,369
Issue Date:                                September 9, 1997

File No.:                      2405-00105
Country:                      United States
Serial No.:                                08/813,933
File Date:                      March 10, 1997
For:                      Plant Growing Room
Pat. No.:                      6,173,529
Issue Date:                                January 16, 2001

File No.:                      2405-00900
Country:                      United States
Serial No.:                                29/321,473
File Date:                      July 17, 2008
For:                      Plant Acclimatizing Enclosure Design

File No.:                      2405-02100
Country:                      United States
Serial No.:                                07/943,264
File Date:                      September 10, 1992
For:                      Plant Growing Room
Pat. No.:                      5,511,340
Issue Date:                                April 30, 1996

File No.:                      2405-02400
Country:                      United States
Serial No.:                                61/084,311
File Date:                      July 29, 2008
For:                      Plant Growing Assembly

File No.:                      2405-02600
For:                      Tissue Culturing Container
Unfiled

File No.:                      2405-02800
Country:                      United States
Serial No.:                                61/084,308
File Date:                      July 29, 2008
For:                      Plant Acclimatizing Enclosure

File No.:                      2405-02900
For:                      Re-Usable Micro-Propagation Containers
Unfiled

File No.:                      2405-03100
For:                      Water Conserving Hydroponics
Unfiled

File No.:                      2405-03300
For:                      Self-Watering Pot
Unfiled